UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 28, 2016

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri		63025
(Address of principal executive offices)		(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2016, Peak Resorts, Inc. (the “Company”) issued a press release announcing that the Board of Directors of the Company appointed Christopher J. Bub to the newly created position of Vice President and Chief Accounting Officer of the Company effective as of August 1, 2016.  The term of such office shall continue until his successor is chosen.

Mr. Bub, age 37, has served as Corporate Controller of the Company since June 2015. In his role as Corporate Controller, Mr. Bub is responsible for the closing and reporting processes of the Company. Prior to joining the Company, Mr. Bub worked for Nortek Global HVAC (formally NORDYNE LLC), a subsidiary of Nortek, Inc., from February 2007 to May 2015.  As Senior Director of Finance for North American operations from October 2014 to May 2015, Mr. Bub was responsible for the closing and reporting, control structure, and operational accounting for the $500+ million subsidiary and helped to lead integration efforts associated with two acquisitions.  From December 2012 to October 2014, Mr. Bub served as Corporate Controller of Nortek Global HVAC with responsibilities that included financial reporting, planning and forecasting, cost accounting, credit management, internal controls, and strategic financial analysis.  From January 2009 to December 2012, Mr. Bub served as Assistant Corporate Controller of Nortek Global HVAC, a position which included responsibility for financial reporting, budgeting, forecasting, treasury management and cash flow analysis.

Mr. Bub will receive an annual salary of $180,000.  There are no other arrangements or understandings between him and any other person pursuant to which he was selected as an officer. The Company knows of no transactions between him, or any of his related persons, and the Company that need to be reported pursuant to Item 404(a) of Regulation S-K.

A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release issued by Peak Resorts, Inc., dated July 28, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2016

PEAK RESORTS, INC. (Registrant)

By:	/s/ Stephen J. Mueller
Name:	Stephen J. Mueller
Title:	Chief Financial Officer

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